Exhibit 10.2

Execution Version

FORM OF CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS CONVERTIBLE PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND, SUBJECT TO ITS TERMS, MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

Up to: $[•] (the “Principal Amount”)	Dated as of February 8, 2024 New York, New York

Digital World Acquisition Corp., a Delaware corporation (the “Maker”), promises to pay to the order of [PURCHASER], or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to [•] ($[•]) in lawful money of the United States of America, on the terms and conditions described below. All payments on this convertible promissory note (this “Note” and, collectively with the other convertible promissory notes of such series, the “Notes”) (unless the full principal is converted pursuant to Section 9 below) shall be made by wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice.

1. Principal. The principal balance and the Interest (the “Obligation Amount”) of this Note shall be payable by the Maker upon the earlier of: (i) the date that is twelve (12) months after the date on which the Maker consummates its initial business combination (the “Business Combination”) and (ii) the date that the winding up of the Maker is effective (such date, the “Maturity Date”). For the avoidance of doubt, if the Payee elects to exercise the conversion right, the Interest portion of the Obligation Amount shall not be payable (either in cash or as payment in kind) on the amount converted into Common Stock.

Subject to the Redemption Rights, the principal balance may not be prepaid at any time, at the election of the Maker. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Interest. Interest shall accrue on the outstanding principal amount of the Note at an annual rate of eight percent (8%) (the “Interest”) up to the earlier to occur of (i) the date of the conversion of this Note into Conversion Units (as defined below) and (ii) the Maturity Date, and shall be computed on the basis of a 365/6-day year and the actual number of days elapsed. For the avoidance of doubt, no Interest shall be payable to the extent the Payee elects to exercise the conversion right, as set forth in Section 1 and Section 9 of this Note.

3. Use of Proceeds. The Maker hereby represents, warrants and covenants to the Payee, that the principal amount will be used by the Maker for general corporate purposes, including payment of costs and expenses in connection with completing the Business Combination.

4. Drawdown Events. If no Event of Default has occurred and is continuing, the principal of this Note may be automatically drawn down (the “Drawdowns”) prior to the Maturity Date (as defined below), as follows: (x) 20% of the Principal Amount upon signing of the Note (the “Initial Drawdown”) and (y) 80% of the Principal Amount upon the closing of the Business Combination (as defined below) (the “Final Drawdown”, together with the Initial Drawdown, the “Drawdown Events” and each, a “Drawdown Event”).

(a)	Upon the occurrence of each Drawdown Event, the applicable Principal Amount of this Note shall be released to the Maker as follows:

i.

On the Initial Drawdown, the Payee shall release the Initial Drawdown proceeds for the Maker’s immediate use, which proceeds shall be deposited to the account of the Maker, as instructed in accordance with the terms of this Note.

ii.

On the Final Drawdown, the Payee shall deposit the proceeds to a control account as indicated by the Maker (the “Control Account”), subject to Section 4(e) hereof. Funds deposited into the Control Account shall remain therein and may not be withdrawn by the Maker until such time as (x) the Maker exercises the Redemption Rights using the proceeds in the Control Account, (y) any portion of the Note has been converted, at which time such portion shall be released from the Control Account or (z) if prior to the Conversion, a resale registration statement of the Maker covering all Common Stock issued pursuant to the Note has been declared effective by the Commission (each, a “Release Date”); provided, however, that if the Commission authorizes the registration of only a portion of the underlying Common Stock issued to the Payee pursuant to the Note, a proportionate cash amount corresponding to the total percentage of the Common Stock registered with the Commission shall be automatically released from the Control Account and such an occurrence shall constitute a Release Date in respect of such portion.

(b)

Payee shall fund the applicable account as directed by the Maker no later than two (2) Business Days after each Drawdown Event; provided, however, that the maximum amount that may be drawn under this Note is [•] Million Dollars ($[•]).

(c)	Once an amount is drawn down under this Note, it shall not be available for future Drawdowns even if prepaid.

(d)	No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown by the Company.

(e)

Notwithstanding the foregoing in this Section 4, at any time on or after one hundred twenty (120) days from the Final Drawdown, if the resale registration statement of the Maker covering all Common Stock issued pursuant to the Note has not been declared effective by the Commission (the “Termination Date”), upon written notice from the Payee, all funds deposited into the Control Account by the Payee shall be returned to the Payee no later than five (5) Business Days from the date of such notice and this Note shall be deemed cancelled, null and void. In no event shall the return of such funds to the Payee in connection with the Termination Date be deemed an Event of Default under this Note.

5. Redemption. For purposes of this Note, “Redemption Rights” means: The date when all Common Stock issuable to the Payee has been registered with the Commission and the Maker shall have the right to redeem the Note, in whole or in part, by providing a 10-day notice (the “Redemption Date”). This Redemption Right is contingent upon the trading price of the Common Stock exceeding 130% of the Conversion Price on at least three (3) Trading Days, whether consecutive or not, within the fifteen (15) consecutive Trading Days ending on the day just before the redemption notice is issued by the Maker, subject to the right of Conversion. The redemption price will be the total of the amount redeemed under the Note plus the applicable portion of the accrued and unpaid Interest up to, but excluding, the Redemption Date. For the avoidance of doubt, the Payee may continue to convert any Unconverted Obligation Amount of the Note to be prepaid after the date notice of the prepayment is given until one (1) Trading Day prior to the Redemption Date. If the Notes are not redeemed on the Redemption Date as a result of the Maker’s failure to pay the redemption payment, the Payee may continue to convert the principal amount of this Note to be prepaid after the date notice of such redemption is given until the date it receives such redemption payment. Notwithstanding this Section 5, no Redemption Rights shall be available if the Common Stock is not eligible for listing or quotation for trading on the Trading Market.

6. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

7. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the Obligation Amount due pursuant to this Note within seven (7) Business Days after the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

(d) Failure to Perform. Failure by Maker to observe or perform under Sections 1, 2, 5 or 18 of the Notes (other than a breach by the Maker of its obligations to deliver shares of Common Stock to the Payee upon conversion, which breach is addressed in clause (e) below) or Sections 3, 4, 6(c), 6(d) and 6(l) of the Purchase Agreement, which failure is not cured, if possible to cure, within ten (10) Trading Days after notice of such failure sent by the Payee to the Maker, provided, however, that with respect to Section 4 of the Purchase Agreement, any such representations and warranties shall only be deemed to be given as of the date of the applicable Drawdown (to the extent such representations and warranties are capable of being given as of such date) and shall not otherwise cause an Event of Default on any other date.

(e) Ineligibility for Trading. The class of Common Stock shall not be eligible for listing or quotation for trading on the Trading Market, which ineligibility for trading is not cured by the Maker within twenty (20) Trading Days following a written notice from the Holder (as defined below).

(f) Failure to Deliver Conversion Shares. The Maker shall fail to deliver Conversion Units to a Payee prior to the second (2nd) Trading Day after a date of conversion pursuant to Section 9 or the Maker shall provide at any time notice to the Payee, including by way of public announcement, of the Maker’s intention to not honor requests for conversions of any Notes in accordance with the terms hereof; provided, however, that such default shall not apply if the Maker or the transfer agent is unable to deliver such shares due to a reason dependent on the Payee, such as, without limitation, failure by the Payee to provide the necessary information or other cooperation required by the Maker or the transfer agent for the delivery of the Conversion Units. For the avoidance of doubt, any delivery of Common Stock or any Warrants included as part of the Conversion Units will be in book-entry form.

(g) Failure to Maintain a Minimum Balance Sheet. At any time during which any Notes are outstanding, the Maker fails to maintain at least US$150 million in cash on its balance sheet at all times (the “Available Balance”). The Company shall provide a certificate to the Purchaser within twenty (20) Business Days after the end of each calendar month certifying compliance with the foregoing sentence; provided, however, that the Available Balance shall be adjusted automatically to be equal to (x) US$150 million multiplied by the product of (y) (i) the outstanding balance of all the Notes divided by (ii) US$50 million. For example, if the total outstanding principal amount of the Notes is US$40 million, the Available Balance shall be adjusted to be equal US$120 million.

8. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 7 hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, after giving effect to any applicable grace period, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding (the “Note Acceleration”). In the Event of Default under Section 7(f) and notwithstanding this Section 8, the Payee shall elect between the following remedies (i) the Note Acceleration, or (ii) starting on the fourth day following such Event of Default, a daily fine of $20,000, which shall be payable in cash by the Maker immediately within four Trading Days (the “Daily Fine”). The Payee’s election of either the Note Acceleration or Daily Fine, as applicable, does not preclude the Payee from seeking any additional damages or legal remedies against the Maker to which Payee may be entitled pursuant to the terms of this Note.

9. Conversion.

(a) Notwithstanding anything contained in this Note to the contrary, at Payee’s option, and subject to the terms and conditions set forth herein, and subject to any required Shareholders’ Approval (as defined below) upon the consummation of the Business Combination, at any time following the consummation of the Business Combination, but prior to the Maturity Date, Redemption or otherwise the payment in full of the outstanding Principal Amount of this Note, Payee may elect to convert all or a portion of the unpaid Principal Amount into that number of Common Stock and Warrants included in the units, each unit consisting of one share of Class A common stock of the Maker and one-half of one Warrant of the Maker (the “Conversion Units”), equivalent to (A) the portion of the Principal Amount of the Note (excluding any accrued Interest) being converted, divided by (B) the Conversion Price. For purposes of this Note, the conversion price shall be $8.00 rounded up the nearest whole number of Conversion Units (the “Conversion Price”). For the avoidance of doubt, upon the conversion of this Note into Conversion Units, the Payee shall be eligible to receive the underlying securities of each Conversion Unit and not Conversion Units. No half of a Warrant shall be issued. For the avoidance of doubt, the term “Offering” in clause (ii) of Section 3.2 of the Warrant Agreement refers to the Company’s initial public offering and not this offering of Notes.

(b) Payee acknowledges that, subject to Section 9(a) above, the conversion of the unpaid Principal Amount of the Note into the underlying securities of each Convertible Units, may be subject to Shareholders’ Approval, as required by the Trading Market’s rules. The Conversion Units and their underlying securities, and any other equity security of Maker issued or issuable with respect to the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization, shall be entitled to the registration rights set forth in Section 18 hereof.

(c) The Payee shall effect conversions by delivering to the Maker a notice of conversion (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected, which shall not be less than two (2) Trading Days (such date, the “Conversion Date”). Not later than each Conversion Date (the “Securities Delivery Date”), (A) such Principal Amount as set forth on the Notice of Conversion shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (B) if partial conversion, Maker shall promptly deliver a new duly executed Note to Payee in the outstanding principal amount of the Note for which the Payee has not exercised the conversion right (the “Unconverted Obligation Amount”), if any, after any such conversion and (C) in exchange for all or any portion of the surrendered Note, Maker shall, at the direction of Payee, deliver to Payee (or its members or their respective affiliates) (Payee or such other persons, the “Holders”) the underlying securities of the Conversion Units, which shall bear such legends as are customary (such as the legend on this Note) and required by applicable state and federal securities laws.

(d) The Holders shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Units and/or the underlying securities of such Conversion Units upon conversion of this Note pursuant hereto; provided, however, that the Holders shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holders in connection with any such conversion.

(e) The Conversion Units shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law, including but not limited to the applicable rules and regulations of The Nasdaq Stock Market LLC.

(f) In the case of any Notice of Conversion, unless the Maker notifies the Payee in writing of receipt thereof, the Payee shall be entitled to elect by written notice to the Maker to rescind such Notice of Conversion.

(g) The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Notes issued hereunder, which reserve shall be calculated and maintained prior to any drawdown pursuant to Section 4 hereof.

(h) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Maker shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round down to the last whole share.

(i) A holder of a Note may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 9(h); however, no holder of a Note shall be subject to this subsection unless he, she or it makes such election. If the election is made by a holder, the Transfer Agent shall not effect the conversion of the holder’s Note, and such holder shall not have the right to convert such Note, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Transfer Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.9% (or such other amount as a holder may specify)(the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) conversion of the Unconverted Obligation Amount of the Note beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Note, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”) setting forth the number of shares of Common Stock outstanding. For any reason, at any time, upon the written request of the holder of the Note, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Note may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For the avoidance of doubt, this Section 9(h) shall not restrict or be construed to restrict the Payee from exercising the Redemption Right.

(j) The Maker shall, if applicable: (i) in the time and manner required by its principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application; (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter; (iii) provide to the Payee evidence of such listing or quotation; and (iv) maintain the listing or quotation of such Common Stock. The Maker agrees to maintain the eligibility of the Common Stock for electronic transfer through The Depository Trust Company or another established clearing corporation, including or such other established clearing corporation in connection with such electronic transfer.

10. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

11. Unconditional Liability; Absolute Obligation. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Maker.

12. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the Business Day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) Business Day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

13. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

14. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account established in connection with the Maker’s initial public offering (the “IPO”), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever; provided, however, that upon the consummation of the Business Combination, Maker shall repay the principal balance of this Note out of the proceeds released to Maker from the trust account after payment to holders of the public shares in accordance with Section 6 hereof. The foregoing shall bind any permitted assignee or transferee of this Note.

16. Mutual Release. Maker, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for itself, its successors, predecessors, assigns, subsidiaries, parents, affiliates and/or related entities, as well as their officers, directors, owners, members, employees, partners, agents, guarantors, investors, and/or any other successor in interest, hereby, and from the beginning of time through the date of the Note, releases, acquits and forever discharges the Payee, its successors, predecessors, assigns, subsidiaries, parents, affiliates and/or related entities, as well as their officers, directors, owners, members, employees, partners, agents, attorneys, guarantors, investors, and/or any other successor in interest, from any and all claims, counterclaims, demands, actions, causes of action, damages, costs, expenses, fees, suits, debts, dues, sums of money, accounts, bonds, bills, contracts, rights, covenants, controversies, variances, judgments, obligations and other liabilities whatsoever, whether known or unknown, whether foreseen or unforeseen, whether in law or in equity, whether compulsory or permissive, whether sounding in tort, contract, fraud, statutory or regulatory violation or whether arising under federal, state, common, statutory or foreign law, or any other law, rule or regulation that arise out of or relate in any way to the Payee’s SPA, including, but not limited to, as to the Merger Agreement to the extent that it relates in any way to the SPA, amounts due or payable thereunder or shares issuable in connection with such SPAs, the Merger Agreement and such related transactions. Payee, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for itself, its successors, predecessors, assigns, subsidiaries, parents, affiliates and/or related entities, as well as their officers, directors, owners, members, employees, partners, agents, guarantors, investors, and/or any other successor in interest, hereby, and from the beginning of time through the date of the Note, releases, acquits and forever discharges the Maker, its successors, predecessors, assigns, subsidiaries, parents, affiliates and/or related entities, as well as their officers, directors, owners, members, employees, partners, agents, attorneys, guarantors, investors, and/or any other successor in interest, from any and all claims, counterclaims, demands, actions, causes of action, damages, costs, expenses, fees, suits, debts, dues, sums of money, accounts, bonds, bills, contracts, rights, covenants, controversies, variances, judgments, obligations and other liabilities whatsoever, whether known or unknown, whether foreseen or unforeseen, whether in law or in equity, whether compulsory or permissive, whether sounding in tort, contract, fraud, statutory or regulatory violation or whether arising under federal, state, common, statutory or foreign law, or any other law, rule or regulation that arise out of or relate in any way to such Payee’s SPA, including, but not limited to, as to the Merger Agreement to the extent that it relates in any way to the SPA, amounts due or payable thereunder or shares issuable in connection with such SPAs, the Merger Agreement and such related transactions.

17. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

18. Registration Rights.

(a) Reference is made to that certain Registration Rights Agreement between Maker and the parties thereto, dated as of September 2, 2021 (the “Registration Rights Agreement”). All capitalized terms used in this Section 18 shall have the same meanings ascribed to them in the Registration Rights Agreement.

(b) The Holders shall be entitled to one Demand Registration with respect to the underlying securities of the Conversion Units, which shall be subject to the same provisions as set forth in Section 2.1 of the Registration Rights Agreement.

(c) The Holders shall also be entitled to include the Conversion Shares in Piggyback Registrations, which shall be subject to the same provisions as set forth in Section 2.2 of the Registration Rights Agreement; provided, however, that in the event that an underwriter advises Maker that the Maximum Number of Securities has been exceeded with respect to a Piggyback Registration, the Holders shall not have any priority for inclusion in such Piggyback Registration.

(d) Except as set forth above, the Holders and Maker, as applicable, shall have all of the same rights, duties and obligations set forth in the Registration Rights Agreement. For the avoidance of doubt, the Warrant Shares shall not be subject to the “Representative Shares Lock-up Period” or the “Founder Shares Lock-up Period”, each as defined in the Registration Rights Agreement.

19. Certain Adjustments.

(a) Split-Ups. If after the date hereof and only to the extent the any portion of the Note is still outstanding, and subject to the provisions of Section 9(g) above, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, or combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares then, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Maker) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Notice to the Holder on Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 19, the Maker shall deliver to each Holder within one (1) Trading Day a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(c) Voluntary Adjustment by Maker. Subject to the rules and regulations of the principal Trading Market, the Maker may at any time during the term of this Note, with the prior written consent of the Holders, reduce the then current Conversion Price of each of the Notes to any amount and for any period of time deemed appropriate by the Board of Directors.

(d) Calculations. All calculations under this Section 19 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 19, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall exclude any treasury shares of the Maker.

20. Assignment. This Note shall not be transferred or assigned. Notwithstanding the foregoing, the Payee may assign its rights and obligations under this Note to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Payee or, with the Maker’s prior written consent, to another person), provided that no such assignment shall relieve the Payee of its obligations hereunder if any such assignee fails to perform such obligations, unless the Maker has given its prior written consent to such relief, and such assignee agrees in writing to be bound by the terms hereof.

21. Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Maker shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Maker, provided, however, that Payee shall indemnify the Maker for any potential damages in connection with the issuance of any such new Note.

22. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Payee’s right to pursue actual and consequential damages for any failure by the Maker to comply with the terms of this Note.

23. Definitions. Capitalized terms used in this Note that are not otherwise defined herein have the meanings given to such terms as follows:

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Class A common stock of the Maker, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated October 20, 2021, as amended on May 11, 2022, on August 9, 2023, and on September 29, 2023, and as it may be further amended or supplemented from time to time, by and among the Maker, DWAC Merger Subsidiary Inc., a Delaware corporation and newly formed wholly-owned subsidiary of the Maker, Trump Media & Technology Group Corp., a Delaware corporation, and the other parties named therein.

“Purchase Agreement” means that note purchase agreement, dated February [6], 2024, by and between the Maker and each Payee party thereto, in connection with the issuance of this Note.

“Shareholders’ Approval” means (i) such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the shareholders of the Maker with respect to the transactions to which this Note relates, including the issuance of all of the securities underlying the Conversion Units to the extent such securities are in excess of 19.99% of the issued and outstanding Common Stock, and (ii) such approval as may be required to ensure the Maker has sufficient authorized capital stock to issue the shares of Common Stock issuable upon conversion of this Note.

“SPA” means that certain securities purchase agreement, dated as of December 4, 2021, entered into by the Maker and certain institutional investors, pursuant to which such investors agreed to purchase shares of the Maker’s Series A Convertible Preferred Stock, par value $0.0001 per share for a purchase price of $1,000 per share.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Warrant Agreement” means that warrant agreement, dated September 2, 2021, by and between the Maker and Continental Stock Transfer & Trust Company, as warrant agent, included as an exhibit to the Maker’s Current Report on Form 8-K, filed by the Maker with the Commission on September 9, 2021.

“Warrant Shares” means the shares of Common Stock issued and issuable upon exercise of the Warrants included in the Conversion Units issued in accordance with the terms of the Warrant Agreement in connection with the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Digital World Acquisition Corp.

By:
Name: Eric Swider
Title: Chief Executive Officer

Annex I

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT NOTES

INTO THE UNDERLYING SECURITIES OF EACH CONVERSION UNIT)

Pursuant to the terms and conditions of the Payee’s Note, the undersigned hereby elects to convert the Principal Amount of the Note indicated below into the number of (A) shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), and (B) Warrants, in each case of Digital World Acquisition Corp., a Delaware corporation, or its successors (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock or Warrants are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Notes and applicable federal and state securities laws. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

1)	Holder legal entity: ______________________

(Note: This should be identical to the entity as listed on the Note)

2)	Continental Stock Transfer & Trust Company Account:

Do you already have an account with us?

a.	If Yes —Please provide your CST Account Number: _____________

b.	If No – Don’t worry about the account number. CST set up a new account for you.

3)	Holder Type and code: ______

(Refer to the last page for a comprehensive list of types and codes)

4)	Mailing Address:

a.	Street: _____________

b.	City: _________

c.	State:___________ (for US addresses ONLY)

d.	Country: _________

e.	Zip Code: __________ (for US addresses ONLY)

5)	Tax Identification (SSN / TIN): ____________

6)	Phone number (optional): _____________________

7)	Email: _______________

(This will be used for sending you important notices from the transfer agent. Please note, only one email address is allowed.)

See next page.

Conversion calculations:

Date to Effect Conversion: ___________________________________________________________

Principal Amount of Notes owned prior to Conversion: _____________________________

Principal Amount of Notes to be Converted: ______________________________________

Applicable Conversion Price:__________________________________________________________

Number of shares of Common Stock to be Issued: _________________________________________

Number of Warrants to be Issued: _________________________________________

Principal Amount of Notes owned subsequent to Conversion: ______________________________

Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

Transfer Agent Information: Continental Stock Transfer & Trust Company One State Street Plaza, 30th Floor New York, New York 10004 Attn: Mark Zimkind E-mail: mzimkind@continentalstock.com

[HOLDER]

By:
Name: Title:

HOLDER TYPE
1	INDIVIDUAL
3	JOINT TENANTS
4	UNIFORM GIFT/TRANSFER TO MINOR
5	PARTNERSHIP
6	TRUSTEE - INDIVIDUAL
7	BANK/TRUST COMPANY/SAVINGS BANK
8	GUARDIANS/CONSERVATORS/EXECUTORS
9	RELIGIOUS ORGANIZATION
10	HOMES/HOSPITALS/ORPHANAGES
11	SCHOOLS AND COLLEGES
12	CORPORATION
13	CHARITABLE ORGANIZATION
14	CREDIT UNIONS
15	PENSION FUNDS/RETIREMENT FUNDS
16	PROFIT-SHARING/KEOGH PLAN
18	STATES (UNCLAIMED)
19	INSURANCE/ASSURANCE COMPANIES
20	BROKERS AND SECURITY DEALERS
21	NOMINEE/DEPOSITORY
22	OTHER - NOMINEE
23	USUFRUCT LA
24	98 - USER DEFINED FROM SUNGARD
25	TRUST
26	IN TRUST FOR (CANADIAN CUSTODIAL)
27	IRA
28	NON-QUALIFIED INTERMEDIARY
29	QUALIFIED INTERMEDIARY
47	TREASURY SHARES
67	IRA- INDIVIDUAL TAX ID
87	CORPORATION (INDIVIDUAL)
88	INDIVIDUAL (CORPORATION)
108	FIDUCIARY TRUST
127	ESCHEAT NOMINEE
147	REORG NOMINEE
167	PROFIT-SHARING/KEOGH PLAN / INDIVIDUAL
187	STATES AND MUNICIPALITIES
188	TRANSFER ON DEATH
189	LLC
190	ESTATE